Exhibit 10.3

CHANGE OF CONTROL EMPLOYMENT AGREEMENT

AMONG

THE ALLSTATE CORPORATION,

ALLSTATE INSURANCE COMPANY

AND

[INSERT NAME OF EXECUTIVE]

(Tier One)

For Agreements entered into on or after February 22, 2011

-i-

ARTICLE IX.	NON-EXCLUSIVITY OF RIGHTS	24
9.1	Waiver of Certain Other Rights	24
9.2	Other Rights	24

ARTICLE X.	MISCELLANEOUS	24
10.1	No Assignability	24
10.2	Successors	24
10.3	Payments to Beneficiary	25
10.4	Non-Alienation of Benefits	25
10.5	No Deference	25
10.6	Severability	25
10.7	Amendments	25
10.8	Notices	25
10.9	Counterparts	26
10.10	Governing Law	26
10.11	Captions	26
10.12	Number and Gender	26
10.13	Tax Withholding	26
10.14	No Waiver	26
10.15	Joint and Several Liability	26
10.16	No Rights Prior to Effective Date	26
10.17	Six-month Delay	26
10.18	Interpretation to Avoid 409A Penalties	27
10.19	Entire Agreement	27

-ii-

THE ALLSTATE CORPORATION

CHANGE OF CONTROL EMPLOYMENT AGREEMENT

THIS AGREEMENT dated as of                , 201   (the “Agreement Date”) is made by and among The Allstate Corporation, a Delaware corporation (“Allstate”), the Allstate Insurance Company, an Illinois insurance corporation (“AIC”), and                      (“Executive”).

RECITALS

Allstate has determined that it is in the best interests of Allstate and its stockholders to assure that the Company will have the continued service of Executive.  Allstate also believes it is imperative to reduce the distraction of Executive that would result from the personal uncertainties caused by a pending or threatened change of control of Allstate, to encourage Executive’s full attention and dedication to the Company, and to provide Executive with compensation and benefits arrangements upon a change of control that will satisfy the expectations of Executive and be competitive with those of similarly situated corporations.  This Agreement is intended to accomplish these objectives.

ARTICLE I.
CERTAIN DEFINITIONS

As used in this Agreement, the terms specified below shall have the following meanings:

1.1         “Accrued Annual Bonus” means the amount of any Annual Bonus earned and due to be paid but not yet paid to Executive as of the Executive’s Termination Date, other than amounts that Executive has elected to defer.

1.2           “Accrued Base Salary” means the amount of Executive’s Base Salary that is accrued but unpaid as of the Executive’s Termination Date, other than amounts that Executive has elected to defer.

1.3           “Accrued LTIP Bonus” means the amount of any LTIP Bonus earned and due to be paid but not yet paid to Executive as of the Executive’s Termination Date, other than amounts that Executive has elected to defer.

1.4         “Accrued Obligations” means, as of any date, the sum of Executive’s Accrued Base Salary, Accrued Annual Bonus, Accrued LTIP Bonus, any accrued but unpaid vacation pay, and any other amounts and benefits that are then due to be paid or provided to Executive by the Company (other than pursuant to Sections 2.4 or 4.1(b) or any defined benefit or defined contribution plan of the Company, whether or not qualified under Section 401(a) of the Code), but have not yet been paid or provided (as applicable).

1.5         “Agreement Date”  -- see the introductory paragraph of this Agreement.

1.6         “Agreement Term” means the period commencing on the Agreement Date and ending on the third anniversary of the Agreement Date or, if later, such later date to which the Agreement Term is extended pursuant to the following sentence.  Commencing on the second anniversary of the Agreement Date, the Agreement Term shall automatically be extended each day by one day to create a new one-year term until, at any time after the second anniversary of the Agreement Date, the Company delivers written notice (an “Expiration Notice”) to Executive that the Agreement shall expire on a date specified in the Expiration Notice (the “Expiration Date”) that is not less than 12 months after the date the Expiration Notice is delivered to Executive; provided, however, that if an Effective Date or an Imminent Control Change Date occurs before the Expiration Date specified in the Expiration Notice, then such Expiration Notice shall be void and of no further effect.  “Imminent Control Change Date” means (i) any date on which a proposal or offer for a Change of Control is presented to Allstate’s stockholders generally or to any of Allstate’s directors or executive officers or is publicly announced (whether by advertisement, press release, press interview, public statement, SEC filing or otherwise) or (ii) any subsequent date as of which such proposal or offer for a Change of Control remains effective and has not expired or been revoked.

1.7         “AIC” -- see the introductory paragraph of this Agreement.

1.8         “Allstate” -- see the introductory paragraph of this Agreement.

1.9           “Annual Bonus” -- see Section 2.2(b).

1.10       “Annual Performance Period” -- see Section 2.2(b).

1.11       “Article” means an article of this Agreement.

1.12       “Base Salary” -- see Section 2.2(a).

1.13       “Beneficiary” -- see Section 10.3.

1.14       “Board” means the Board of Directors of Allstate or, from and after the Effective Date of a Change of Control that gives rise to a Surviving Corporation, the Board of Directors of such Surviving Corporation.

1.15       “Bonus Plan” -- see Section 2.2(b).

1.16       “Cause” -- see Section 3.3(b).

1.17       “CEO” means Chief Executive Officer.

1.18       “Change of Control” means, except as otherwise provided at the end of this Section, the occurrence of any one or more of the following:

(a)          (Voting Power)  any Person or group (as such term is defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), other than a Subsidiary or any employee benefit plan (or any related trust) of Allstate or any of its Subsidiaries, acquires or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person of

Persons, ownership of stock of Allstate possessing 30% or more of the combined voting power of all Voting Securities of Allstate (such a Person or group that is not a Similarly Owned Company (as defined below), a “More than 30% Owner”), except that no Change of Control shall be deemed to have occurred solely by reason of such ownership by a corporation with respect to which both more than 70% of the common stock of such corporation and Voting Securities representing more than 70% of the combined voting power of the Voting Securities of such corporation are then owned, directly or indirectly, by the Persons who were the direct or indirect owners of the common stock and Voting Securities of Allstate immediately before such acquisition in substantially the same proportions as their ownership, immediately before such acquisition, of the common stock and Voting Securities of Allstate, as the case may be (a “Similarly Owned Company”); or

(b) (Majority Ownership) any Person or group (as such term is defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), other than a Subsidiary or any employee benefit plan (or any related trust) of Allstate or any of its Subsidiaries, acquires ownership of more than 50% of the voting power of all Voting Securities of Allstate or of the total fair market value of the stock of Allstate (such a Person or group that is not a Similarly Owned Company, a “Majority Owner”), except that no Change of Control shall be deemed to have occurred solely by reason of such ownership by a Similarly Owned Company; or

(c)  (Board Composition) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election (“Board Turnover”); or

(d)  (Reorganization) the consummation of a merger, reorganization, consolidation, or similar transaction, or of a plan or agreement for the sale or other disposition of all or substantially all of the consolidated assets of Allstate, or a plan of liquidation of Allstate (any of the foregoing, a “Reorganization Transaction”) that, does not qualify as an Exempt Reorganization Transaction.

Notwithstanding anything contained herein to the contrary: (i) no transaction or event shall constitute a Change of Control for purposes of this Agreement unless the transaction or event constituting the Change of Control also constitutes a change in the ownership of a corporation (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)), a change in effective control of a corporation (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)) or a change in the ownership of a substantial portion of the assets of a corporation (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)); and (ii) no sale or disposition of one or more Subsidiaries (“Sale Subsidiary”) or the assets thereof shall constitute a Change of Control for purposes of this Agreement if the investments in and advances by Allstate and its Subsidiaries (other than the Sale Subsidiaries) to such Sale Subsidiary as of immediately prior to the sale or disposition determined in accordance with Generally Accepted Accounting Principles (“GAAP”) (but after intercompany eliminations and net of the effect of intercompany reinsurance) are less than 51% of the Consolidated Total Shareholders’ Equity of Allstate as of immediately prior to the sale or disposition.  Consolidated Total Shareholders’ Equity means, at any date, the total shareholders’ equity of Allstate and its Subsidiaries at such date, as reported in the consolidated financial statements prepared in accordance with GAAP.

1.19         “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to any section of the Code shall also refer to any successor provision.

1.20       “Company” means Allstate, AIC and each of Allstate’s other Subsidiaries.

1.21       “Company Certificate” -- see Section 5.2.

1.22       “Competitive Business” means as of any date (including during the one-year period commencing on the Termination Date) any corporation or other Person (and any branch, office or operation thereof) that engages in, or proposes to engage in:

(a)          the underwriting, reinsurance, marketing or sale of (i) any form of insurance of any kind that the Company as of such date does, or proposes to, underwrite, reinsure, market or sell (any such form of insurance, an “Allstate Insurance Product”) or (ii) any other form of insurance that is marketed or sold in competition with any Allstate Insurance Product, or

(b)          any other business that as of such date is a direct and material competitor of the Company;

and that is located (i) anywhere in the United States, or (ii) anywhere outside of the United States where the Company is then engaged in, or proposes to engage in, any of such activities.

1.23         “Consummation Date” means the date on which a Reorganization Transaction is consummated.

1.24       “Disability” -- see Section 3.1(b).

1.25       “Disability Effective Date” -- see Section 3.1.

1.26       “Effective Date” means the date on which a Change of Control first occurs during the Agreement Term.

1.27       “Exchange Act” means the Securities Exchange Act of 1934.

1.28       “Excise Taxes” -- see Section 5.1.

1.29       “Exempt Reorganization Transaction” means a Reorganization Transaction that fails to result in (a) any Person or group (as such term is defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)) becoming a More than 30% Owner or a Majority Owner, (b) Board Turnover, or (c) a sale or disposition to any Person or group (as such term is defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)) of the assets of Allstate that have a total Gross Fair Market Value (as defined below) equal to at least forty percent (40%) of the total Gross Fair Market Value of all of the assets of Allstate immediately before such transaction.  “Gross Fair Market Value” means the value of the assets of Allstate, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

1.30       “Good Reason” -- see Section 3.4(b).

1.31       “including” means including without limitation.

1.32       “IRS” means the Internal Revenue Service.

1.33       “Legal and Other Expenses” -- see Section 6.1(a).

1.34       “LTIP” means the Allstate Long-Term Executive Incentive Compensation Plan (or any successor plan).

1.35       “LTIP Award” means an incentive compensation opportunity granted under the LTIP.

1.36       “LTIP Bonus” means the amount paid or earned in respect of an LTIP Award.

1.37       “LTIP Performance Period” means any performance period designated in accordance with any LTIP approved by the Board or any committee of the Board.

1.38       “LTIP Target Award” means, in respect of any LTIP Award, the amount that Executive would have been entitled to receive for the LTIP Performance Period corresponding to such LTIP Award if the performance goals established pursuant to such LTIP Award were achieved at the 100% level as of the end of the LTIP Performance Period.

1.39       “Lump Sum Value” of an annuity payable pursuant to a defined benefit plan means, as of a specified date, the present value of such annuity, as determined, as of such date, under generally accepted actuarial principles using (i) the applicable interest rate, mortality tables and other methods and assumptions under Code Section 417(e) as published by the IRS and used for determining the value of an immediate annuity on the Termination Date or (ii) if such interest rate and mortality assumptions are no longer published by the IRS, the interest rate and mortality assumptions determined in a manner as similar as practicable to the manner by which the Code Section 417(e) interest rate and mortality assumptions were determined immediately prior to the IRS’s cessation of publication of such assumptions; provided, however, that if such defined benefit plan provides for a lump sum distribution and such lump-sum distribution either (x) is the only payment method available under such plan or (y) provides for a greater amount than the Lump Sum Value of the Maximum Annuity available under such plan, then “Lump Sum Value” shall mean such lump sum amount.

1.40       “Maximum Annuity” means, in respect of a defined benefit plan (whether or not qualified under Section 401(a) of the Code), an annuity computed in whatever manner permitted under such plan (including frequency of annuity payments, attained age (whether determined as of a current date or as of a future date upon the commencement of annuity payments), and nature of surviving spouse benefits, if any) that yields the greatest Lump Sum Value.

1.41       “More than 30% Owner” -- see paragraph (a) of the definition of “Change of Control.”

1.42       “Notice of Consideration” -- see Section 3.3(c).

1.43       “Non-Qualified Plan” -- see Section 2.4.

1.44       “Notice of Termination” means a written notice given in accordance with Section 10.8 that sets forth (i) the specific termination provision in this Agreement relied on by the party giving such notice, (ii) in reasonable detail the specific facts and circumstances claimed to provide a basis for such Termination of Employment, and (iii) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date.

1.45       “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

1.46       “Plans” means plans, programs, or Policies of the Company.

1.47       “Policies” means policies, practices or procedures of the Company.

1.48       “Post-Change Period” means the period commencing on the Effective Date and ending on the second anniversary of the Effective Date.

1.49       “Potential Parachute Payments” -- see Section 5.1.

1.50       “Pro-rata Annual Bonus” means, in respect of the Company’s fiscal year during which the Termination Date occurs, an amount equal to the product of Executive’s Target Annual Bonus (determined as of the Termination Date) multiplied by a fraction, the numerator of which equals the number of days from and including the first day of such fiscal year through and including the Termination Date, and the denominator of which equals 365.

1.51       “Pro-rata LTIP Bonus” means an amount equal to the sum of each of the following amounts:  for each LTIP Performance Period that is in effect as of a Termination Date, Executive’s LTIP Target Award for such LTIP Performance Period multiplied by a fraction, the numerator of which equals the number of days from and including the beginning of such LTIP Performance Period through and including the Termination Date, and the denominator of which equals the aggregate number of days in such LTIP Performance Period.

1.52       “Reorganization Transaction” -- see clause (d) of the definition of “Change of Control.”

1.53       “Restricted Shares” means shares of restricted stock, restricted stock units or similar awards.

1.54       “SEC” means the Securities and Exchange Commission.

1.55       “Section” means, unless the context otherwise requires, a section of this Agreement.

1.56       “SERP” means a supplemental executive retirement Plan that is a Non-Qualified Plan.

1.57       “Stock Options” means stock options, stock appreciation rights (including limited stock appreciation rights), or similar awards.

1.58       “Subsidiary” means any corporation, business trust, limited liability company or partnership with respect to which Allstate owns, directly or indirectly, Voting Securities representing more than 50% of the aggregate voting power of the then-outstanding Voting Securities.

1.59       “Surviving Corporation” means the corporation resulting from a Reorganization Transaction or, if securities representing at least 50% of the aggregate Voting Power of such resulting corporation are directly or indirectly owned by another corporation, such other corporation.

1.60       “Target Annual Bonus” as of any date means the amount equal to the product of Base Salary determined as of such date multiplied by the percentage of such Base Salary to which Executive would have been entitled immediately prior to such date under any Bonus Plan for the Annual Performance Period for which the Annual Bonus is awarded if the performance goals established pursuant to such Bonus Plan were achieved at the 100% level as of the end of the Annual Performance Period.

1.61       “Taxes” means federal, state, local and other income, employment and other taxes.

1.62       “Termination Date” means the date of the receipt of the Notice of Termination by Executive (if such Notice is given by the Company) or by the Company (if such Notice is given by Executive), or any later date, not more than 15 days after the giving of such Notice, specified in such Notice; provided, however, that:

(a)            if Executive’s employment is terminated by reason of death or Disability, the Termination Date shall be the date of Executive’s death or the Disability Effective Date (as defined in Section 3.1(a)), as applicable; and

(b)            if no Notice of Termination is given, the Termination Date shall be the last date on which Executive is employed by the Company.

1.63         “Termination of Employment” means any termination of Executive’s employment with the Company, whether such occurs by reason of (a) the initiative of any Company or Executive or (b) the death of Executive; provided that such termination is also a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h).

1.64       “Voting Securities” of a corporation means securities of such corporation that are entitled to vote generally in the election of directors of such corporation.

ARTICLE II.
POST-CHANGE PERIOD

2.1           Position and Duties.

(a)          During the Post-Change Period, (x) Executive’s position (including offices, titles, reporting requirements and responsibilities), authority and duties shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately before the Effective Date and (y) Executive’s services shall be performed at the location where Executive was employed immediately before the Effective Date or any other location which does not constitute a material geographic change from the former location.

(b)          During the Post-Change Period (except during any periods of vacation to which Executive is entitled and any authorized sick, disability or other leave of absence), Executive shall devote Executive’s full attention and time to the business and affairs of the Company and, to the extent necessary to discharge the duties assigned to Executive in accordance with this Agreement, to use Executive’s best efforts to perform such duties.  During the Post-Change Period, Executive may (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as such activities are consistent with the Policies of the Company at the Effective Date and do not significantly interfere with the performance of Executive’s duties under this Agreement.  To the extent that any such activities have been conducted by Executive immediately prior to the Effective Date and were consistent with the Policies of the Company at the Effective Date, the continued conduct of such activities (or activities similar in nature and scope) after the Effective Date shall not be deemed to interfere with the performance of Executive’s duties under this Agreement.

2.2           Compensation.

(a)          Base Salary.  During the Post-Change Period, the Company shall pay or cause to be paid to Executive an annual base salary in cash, which shall be paid in a manner consistent with the Company’s payroll practices in effect immediately before the Effective Date, at an annual rate not less than 12 times the highest monthly base salary paid or payable to Executive by the Company in respect of the 12-month period immediately before the Effective Date (such annual rate salary, the “Base Salary”).  During the Post-Change Period, the Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary awarded to other peer executives of the Company.  Any increase in Base Salary shall not limit or reduce any other obligation of the Company to Executive under this Agreement.  After any such increase, the Base Salary shall not be reduced and “Base Salary” shall thereafter refer to the increased amount.

(b)          Annual Bonus.  The Company shall also pay or cause to be paid to Executive a bonus (the “Annual Bonus”), which shall be not less than the Target Annual

Bonus determined as of the Effective Date, for each Annual Performance Period that ends during the Post-Change Period.  “Annual Performance Period” means each period designated in accordance with any annual bonus arrangement or Plan (a “Bonus Plan”) that is based on performance and approved by the Board or any committee of the Board, or in the absence of any Bonus Plan or any such designated period of time, each calendar year.

(c)          LTIP Bonus.  The Company shall also:

(i)              pay or cause to be paid to Executive an LTIP Bonus equal to the LTIP Target Award for each LTIP Award for which an LTIP Performance Period is in effect as of the Effective Date; and

(ii)             throughout the Post-Change Period, grant LTIP Awards to Executive as follows:

(1)            LTIP Awards shall be granted no less frequently than is contemplated by the terms of the LTIP and the Company’s practices thereunder, as such terms and practices are in effect immediately prior to the Effective Date;

(2)            each such LTIP Award shall provide for the payment of a percentage of Executive’s Base Salary in effect at the beginning of the Performance Period applicable to such LTIP Award that is no less than the average of the Target LTIP Percentages (as defined below) for all of Executive’s LTIP Awards outstanding immediately prior to the Effective Date; and

(3)            the target performance goals established for each such LTIP Award shall be substantially comparable to the target performance goals under Executive’s LTIP Awards outstanding on the Effective Date;

“Target LTIP Percentage” means, in respect of any LTIP Award, the percentage of Executive’s Base Salary (determined as of the beginning of the applicable LTIP Performance Period) that Executive would be entitled to receive after the completion of the applicable LTIP Performance Period if the performance goals applicable to such LTIP Award as of the date immediately prior to the Effective Date were achieved at the 100% level.

(d)          Incentive, Savings and Retirement Plans.  Executive shall also be entitled to participate during the Post-Change Period in all cash and equity incentive (including long-term incentives), savings and retirement Plans applicable to other peer executives of the Company, but in no event shall such Plans provide Executive with incentive (including long-term incentives), savings and retirement benefits during the Post-Change Period that are materially less valuable or have terms materially less favorable, in the aggregate, than the most valuable and favorable of those provided by the Company for Executive under such Plans as in effect at any time during the 90-day period immediately before the Effective Date.

(e)          Welfare Benefit Plans.  During the Post-Change Period, Executive and Executive’s family shall be eligible to participate in, and receive all benefits under, welfare benefit Plans provided by the Company (including medical, prescription, dental, disability, salary continuance, individual life, group life, dependent life, accidental death and travel accident insurance Plans) and applicable to other peer executives of the Company and their families, but in no event shall such Plans provide benefits during the Post-Change Period that are materially less favorable, in the aggregate, than the most favorable of those provided to Executive under such Plans as in effect at any time during the 90-day period immediately before the Effective Date.

(f)           Fringe Benefits.  During the Post-Change Period, Executive shall be entitled to fringe benefits in accordance with the most favorable Plans applicable to peer executives of the Company, but in no event shall such Plans provide fringe benefits that are materially less favorable, in the aggregate, than the most favorable of those provided by the Company to Executive under such Plans in effect at any time during the 90-day period immediately before the Effective Date.

(g)          Expenses.  During the Post-Change Period, Executive shall be entitled to prompt reimbursement of all reasonable employment-related expenses incurred by Executive upon the Company’s receipt of accountings in accordance with the most favorable Policies applicable to peer executives of the Company, but in no event shall such Policies be materially less favorable, in the aggregate, than the most favorable of those provided by the Company for Executive under such Policies in effect at any time during the 90-day period immediately before the Effective Date.

(h)          Office and Support Staff.  During the Post-Change Period, Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance in accordance with the most favorable Policies applicable to peer executives of the Company, but in no event shall such Policies be materially less favorable, in the aggregate, than the most favorable of those provided by the Company for Executive under such Policies in effect at any time during the 90-day period immediately before the Effective Date.

(i)            Vacation.  During the Post-Change Period, Executive shall be entitled to paid vacation in accordance with the most favorable Policies applicable to peer executives of the Company, but in no event shall such Policies be materially less favorable, in the aggregate, than the most favorable of those provided by the Company for Executive under such Policies in effect at any time during the 90-day period immediately before the Effective Date.

2.3           Stock Incentive Awards.

On the Effective Date of a Change of Control, (i) all of Executive’s unvested Stock Options then outstanding (whether granted before or after the Agreement Date) shall immediately become fully vested and exercisable, and (ii) all of Executive’s Restricted Shares then outstanding shall immediately become fully vested and nonforfeitable.

2.4           Unfunded Deferred Compensation.  On the Effective Date of a Change of Control, Executive shall become fully vested in all benefits previously accrued under any deferred compensation Plan (including a SERP) that is not qualified under Section 401(a) of the Code (a “Non-Qualified Plan”).  Within five business days after the Effective Date of a Change of Control, the Company shall pay to Executive a lump-sum cash amount equal to:

(a)          the sum of the Lump-Sum Values of all Maximum Annuities that are payable pursuant to all defined benefit Non-Qualified Plans, plus

(b)          the sum of Executive’s account balances under all defined contribution Non-Qualified Plans.

To the extent that, if, for any reason, any portion of such Non-Qualified Plan benefit is not so paid, the Company shall pay Executive in lieu thereof a lump-sum cash payment equal to such unpaid portion within the five-business day period specified in the preceding sentence.

ARTICLE III.
TERMINATION OF EMPLOYMENT

3.1           Disability.

(a)          During the Post-Change Period, the Company may terminate Executive’s employment because of Executive’s Disability by giving Executive or his legal representative, as applicable, (i) written notice in accordance with Section 10.8 of the Company’s intention to terminate Executive’s employment pursuant to this Section and (ii) a certification of Executive’s Disability by a physician selected by the Company or its insurers, subject to the consent of Executive or Executive’s legal representative, which consent shall not be unreasonably withheld or delayed.  Executive’s employment shall terminate effective on the 30th day (the “Disability Effective Date”) after Executive’s receipt of such notice unless, before the Disability Effective Date, Executive shall have resumed the full-time performance of Executive’s duties.

(b)          “Disability” means any medically determinable physical or mental impairment of an Executive that:

(i)            has lasted for a continuous period of not less than (x) six months or (y) such longer period, if any, that is available to Executive under the Company’s Policies relating to the continuation of employee status after the onset of disability, as such Policies are in effect when Disability is determined, but in no event shall such Policies be materially less favorable to the Executive than the most favorable of such Policies in effect for peer executives at any time during the 90-day period immediately before the Effective Date,

(ii)           can be expected to be permanent or of indefinite duration, and

(iii)          renders Executive unable to perform the duties required under this Agreement.

3.2           Death.  Executive’s employment shall terminate automatically upon Executive’s death during the Post-Change Period.

3.3           Cause.

(a)          During the Post-Change Period, the Company may terminate Executive’s employment for Cause solely in accordance with all of the substantive and procedural provisions of this Section.

(b)          “Cause” means any one or more of the following:

(i)            Executive’s conviction of a felony or other crime involving fraud, dishonesty or moral turpitude;

(ii)           Executive’s willful or reckless material misconduct in the performance of Executive’s duties;

(iii)          Executive’s habitual neglect of duties; or

(iv)         Executive’s willful or intentional breach of this Agreement;

provided, however, that for purposes of clauses (ii), (iii), and (iv), Cause shall not include any one or more of the following:

(1)          bad judgment or negligence;

(2)          any act or omission believed by Executive in good faith to have been in or not opposed to the interest of the Company (without intent of Executive to gain, directly or indirectly, a profit to which Executive was not legally entitled);

(3)          any act or omission with respect to which a determination could properly have been made by the Board that Executive had satisfied the applicable standard of conduct for indemnification or reimbursement under Allstate’s by-laws, any applicable indemnification agreement, or applicable law, in each case as in effect at the time of such act or omission; or

(4)          any act or omission with respect to which Executive receives a Notice of Consideration (as defined below) more than six months after the earliest date on which any member of the Board, not a party to the act or omission, knew or should have known of such act or omission; and

further provided, that if a breach of this Agreement involved an act or omission based on Executive’s good faith and reasonable belief that Executive’s act or omission was in the best interests of the Company or was required by applicable law or administrative regulation, such breach shall not constitute Cause unless the Company gives Executive written notice of such breach that specifically refers to this Section and, within 30 days after such notice is given, Executive fails to cure such breach to the fullest extent that it is curable.

(c)          The Company shall strictly observe each of the following procedures in connection with any Termination of Employment for Cause:

(i)            A meeting of the Board shall be called for the stated purpose of determining whether Executive’s acts or omissions satisfy the requirements of Section 3.3(b) and, if so, whether to terminate Executive’s employment for Cause.

(ii)           Not less than 30 days prior to the date of such meeting, the Company shall provide Executive and each member of the Board written notice (a “Notice of Consideration”) of (x) a detailed description of the acts or omissions alleged to constitute Cause, (y) the date, time and location of such meeting of the Board, and (z) Executive’s rights under clause (iii) below.

(iii)          Executive shall have the opportunity to appear before the Board in person and, at Executive’s option, with legal counsel, and/or to present to the Board a written response to the Notice of Consideration.

(iv)         Executive’s employment may be terminated for Cause only if (x) the acts or omissions specified in the Notice of Consideration did in fact occur and do constitute Cause as defined in this Section, (y) the Board makes a specific determination to such effect and to the effect that Executive’s employment should be terminated for Cause and (z) the Company thereafter provides Executive with a Notice of Termination that specifies in specific detail the basis of such Termination of Employment for Cause and which Notice shall be consistent with the reasons set forth in the Notice of Consideration.  The Board’s determination specified in clause (y) of the preceding sentence shall require the affirmative vote of at least 75% of the members of the Board.

(v)          In the event that the existence of Cause shall become an issue in any action or proceeding between the Company and Executive, the Company shall, notwithstanding the determination referenced in clause (iv) of this Section 3.3(c), have the burden of establishing that the actions or omissions specified in the Notice of Consideration did in fact occur and do constitute Cause and that the Company has satisfied the procedural requirements of this Section 3.3(c).  The satisfaction of the Company’s burden shall require clear and convincing evidence.

3.4           Good Reason.

(a)          During the Post-Change Period, Executive may terminate his employment for Good Reason in accordance with the substantive and procedural provisions of this

Section.  A Termination of Employment for Good Reason will be deemed to have occurred during the Post-Change Period if Executive gives notice as provided in Section 3.4(d) within the Post-Change Period and the Termination of Employment is no more than thirty (30) days after the expiration of the cure period described in Section 3.4(e).

(b)          “Good Reason” means the first to occur of the following actions or omissions that, unless otherwise specified, occurs during a Post-Change Period without the consent of Executive:

(i)            a material diminution in Executive’s base compensation;

(ii)           any material diminution in Executive’s authority, duties, or responsibilities as set forth in Paragraph 2.1(a);

(iii)          any material diminution in the authority, duties, or responsibilities of the person to whom Executive reports, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Board, if applicable;

(iv)         a material change in the geographic location at which Executive must perform services; or

(v)          any other action or inaction that constitutes a material breach of this Agreement by the Company;

(c)          Any reasonable determination by Executive that any of the events specified in subsection (b) above has occurred and constitutes Good Reason shall be conclusive and binding for all purposes, unless the Company establishes by clear and convincing evidence that Executive did not have any reasonable basis for such determination.

(d)          In the event of any Termination of Employment by Executive for Good Reason, Executive shall notify the Company of the events constituting such Good Reason by a Notice of Termination within ninety days of the date Executive should have known of the events constituting Good Reason.

(e)          Company shall have thirty days from the date Executive provides Notice of Termination pursuant to Section 3.4(d) to remedy the conditions constituting Good Reason during which period no termination for Good Reason shall be deemed to have occurred.

(f)           If the Company has not remedied the conditions constituting Good Reason within the thirty-day period described in Section 3.4(e), then, in order for Executive’s termination to constitute a termination for Good Reason, the date of Termination of Employment must occur no later than twelve (12) months after the date of the first action or omission constituting Good Reason.

ARTICLE IV.
COMPANY’S OBLIGATIONS UPON A TERMINATION OF EMPLOYMENT

4.1          If by Executive for Good Reason or by the Company Other Than for Cause or Disability.  If, during the Post-Change Period, the Company terminates Executive’s employment other than for Cause or Disability, or if Executive terminates employment for Good Reason, the Company’s sole obligations to Executive under Sections 2.1 and 2.2 and this Article shall be as follows:

(a)         The Company shall pay Executive, in addition to all vested rights arising from Executive’s employment as specified in Article II, a lump-sum cash amount equal to the sum of the following:

(i)         all Accrued Obligations;

(ii)        Executive’s Pro-rata Annual Bonus reduced (but not below zero) by the amount of any Annual Bonus paid to Executive with respect to the Company’s fiscal year in which the Termination Date occurs;

(iii)       Executive’s Pro-rata LTIP Bonus reduced (but not below zero) by the amount of any LTIP Bonus paid to Executive with respect to the Company’s fiscal year in which the Termination Date occurs;

(iv)       all amounts previously deferred by, or accrued to the benefit of, Executive under any defined contribution Non-Qualified Plans, whether or not vested, together with any accrued earnings thereon, to the extent that such amounts and earnings have not been previously paid by the Company (whether pursuant to Section 2.4 or otherwise);

(v)        an amount equal to three (3.0) times the sum of (y) Base Salary, and (z) the Target Annual Bonus, each determined as of the Termination Date; provided, however, that any reduction in Executive’s Base Salary or Target Annual Bonus that would qualify as Good Reason shall be disregarded for this purpose; and

(vi)       to the extent not paid pursuant to clause (iv) of this Section 4.1(a), an amount equal to the sum of the value of the unvested portion of Executive’s accounts or accrued benefits under any defined contribution Plan (whether or not qualified under Section 401(a) of the Code) maintained by the Company as of the Termination Date and forfeited by Executive by reason of the Termination of Employment.

Such lump-sum amount shall be paid no more than five business days after the date of Termination of Employment.

(b)        The Company shall pay Executive, in lieu of all benefits under all defined benefit Non-Qualified Plans that have accrued on or before the Termination Date but remain unpaid as of such date, a lump-sum cash amount equal to the positive difference, if any, between:

(i)         the sum of the Lump-Sum Values of each Maximum Annuity that would be payable to Executive under any defined benefit Plan (whether or not qualified under Section 401(a) of the Code) if Executive had:

(1)        become fully vested in all such benefits to the extent that such benefits are unvested as of the Termination Date,

(2)        attained as of the Termination Date an age that is three years greater than Executive’s actual age,

(3)        accrued a number of years of service (for purposes of determining the amount of such benefits, entitlement to early retirement benefits, and all other purposes of such defined benefit plans) that is three years greater than the number of years of service actually accrued by Executive as of the Termination Date, and

(4)        received the lump-sum severance benefits specified in Section 4.1(a) (excluding all LTIP Bonuses, and all amounts in respect of Stock Options or Restricted Shares, if any) as covered compensation in equal monthly installments during the three year period following Termination of Employment, minus

(ii)        the sum of (x) the Lump-Sum Values of the Maximum Annuity benefits vested and payable (whether currently or at some future date) to Executive under each defined benefit Plan that is qualified under Section 401(a) of the Code and (y) the aggregate amounts simultaneously or previously paid (whether pursuant to Section 2.4 or otherwise) to Executive under the defined benefit Plans (whether or not qualified under Section 401(a) of the Code) described in clause (i) of this Section 4.1(b).

Such lump-sum amount shall be paid no more than five business days after the date of Termination of Employment.

(c)        (i) On the date of Termination of Employment, all of Executive’s unvested Stock Options then outstanding (whether granted before or after the Agreement Date) shall immediately become fully vested and exercisable, and (ii) all of Executive’s Restricted Shares then outstanding shall immediately become fully vested and nonforfeitable.  This Section 4.1(c) amends all award agreements dated as of any date before the Agreement Date.

(d)        All of Executive’s then-outstanding Stock Options that were granted after the Agreement Date, whether vested on or before the date of Termination of Employment, shall thereafter remain exercisable until the last to occur of (x) the first anniversary of the date of Termination of Employment, and (y) any period provided in the applicable stock option agreement or stock option plan as then in effect, but in no event shall such period of exercisability continue after the earlier of (i) the date on which such Stock Options would have expired if Executive had remained an employee of the Company, or (ii) the tenth anniversary of the original date of the Stock Option grant.

(e)        Within five business days after date of Executive’s Termination of Employment, the Company shall deliver to Executive certificates for all Restricted Shares theretofore held by or on behalf of the Company.

(f)         The Company shall pay on behalf of Executive all reasonable fees and costs charged by the outplacement firm selected by Executive to provide outplacement services to Executive that are incurred no later than the end of the second year following the year in which the Termination of Employment occurs.

(g)        During the period of time which Executive would be entitled to continuation coverage under a Company-sponsored group health plan under Section 4980 of the Code or such later date as any Plan may specify, the Company shall continue to make available to Executive and Executive’s family welfare benefits (including medical, prescription, dental, disability, salary continuance, individual life, group life, accidental death and travel accident insurance plans and programs) that are at least as favorable as the most favorable Plans of the Company applicable to other peer executives and their families as of the Termination Date, but which are in no event less favorable than the most favorable Plans of the Company applicable to other peer executives and their families during the 90-day period immediately before the Effective Date.  The cost of such welfare benefits, including continuation coverage required by Section 4980 of the Code (“COBRA”), to Executive shall not exceed the cost of such benefits to Executive immediately before the Termination Date or, if less, the Effective Date.  Executive’s rights under this Section shall be co-extensive with any post-termination continuation coverage Executive may have pursuant to applicable law, including COBRA,.  Accordingly, in order to receive this coverage, Executive shall timely elect continuation coverage under COBRA for Executive and Executive’s covered dependents.  Notwithstanding any of the above, such welfare benefits shall be secondary to any similar welfare benefits provided by Executive’s subsequent employer as provided in the Plans.

4.2            If by the Company for Cause.  If the Company terminates Executive’s employment for Cause during the Post-Change Period, the Company’s sole obligation to Executive under Sections 2.1 and 2.2 and this Article shall be to pay Executive a lump-sum cash amount equal to all Accrued Obligations determined as of the Termination Date.

4.3       If by Executive Other Than for Good Reason.  If Executive terminates employment during the Post-Change Period other than for Good Reason, Disability or death, the Company’s sole obligation to Executive under Sections 2.1 and 2.2 and this Article shall be to pay Executive a lump-sum cash amount equal to all Accrued Obligations determined as of the Termination Date.

4.4       If by the Company for Disability.  If the Company terminates Executive’s employment by reason of Executive’s Disability during the Post-Change Period, the Company’s sole obligation to Executive under Sections 2.1 and 2.2 and this Article shall be as follows:

(a)        to pay Executive a lump-sum cash amount equal to all Accrued Obligations determined as of the Termination Date, and

(b)        to provide Executive disability and other benefits after the Termination Date that are not less favorable to Executive than the most favorable of such benefits then available under Plans of the Company to disabled peer executives of the Company.

Such disability and other benefits shall also be not materially less favorable, in the aggregate, to Executive than the most favorable of the disability and other benefits available to Executive under such Plans in effect at any time during the 90-day period immediately preceding the Effective Date.

4.5       If Upon Death.  If Executive’s employment is terminated by reason of Executive’s death during the Post-Change Period, the Company’s sole obligations to Executive under Sections 2.1 and 2.2 and this Article shall be as follows:

(a)        to pay Executive’s estate or Beneficiary a lump-sum cash amount equal to all Accrued Obligations; and

(b)        to provide Executive’s estate or Beneficiary survivor and other benefits that are not less than the most favorable survivor and other benefits then available under Plans of the Company to the estates or the surviving families of peer executives of the Company.

Such survivor benefits shall also be no less favorable, in the aggregate, than the most favorable of the survivor benefits available to Executive under such Plans in effect at any time during the 90-day period immediately preceding the Effective Date.

4.6       Amount Contested.

(a)        In the event of any dispute between the Company and Executive as to the nature or extent of the Company’s obligation to make any payments or provide other benefits to Executive or Executive’s family pursuant to Sections 4.1 or 2.4, Executive shall have the right, exercisable by written notice given to the Company within 90 days after the Executive believes a payment or provision of benefits should have occurred, to obtain, within 30 days after the Company’s receipt of Executive’s demand therefor, a written certificate prepared by the Company and certified by Allstate’s independent auditors (a “Section 4.6 Certificate”). The Section 4.6 Certificate shall specify in detail either (i) the amount and nature of each payment or other benefit that the Company believes is then due and owing to Executive pursuant to Section 2.4 or 4.1, as applicable, or (ii) if the Company asserts that the conditions to Executive’s entitlement to severance or other benefits pursuant to Section 4.1 or 2.4, as applicable, have for any reason not been satisfied, the amount and nature of each payment or other benefit that the Company believes would be due and owing to Executive pursuant to Section 4.1 or 2.4, as applicable, if all of such applicable conditions had been fully satisfied.  Executive may not demand more than one Section 4.6 Certificate in respect of his rights under Section 4.1 or more than one Section 4.6 Certificate in respect of his rights under Section 2.4.

(b)        Each Section 4.6 Certificate shall include schedules that specify in detail how each amount or other benefit specified therein was computed, together with appropriate references to specific provisions of this Agreement or of any applicable Plans or Policies of the Company, copies of which Plans or Policies shall be attached to such schedules.

(c)        The Company shall be precluded from asserting that any portion of the payments or other benefits due to Executive pursuant to Section 4.1 or 2.4, as applicable, is less than the amount specified in the Section 4.6 Certificate. The Section 4.6 Certificate shall in no event be binding on Executive and Executive shall have the right to assert that any or all of the payments or other benefits to be provided pursuant to Section 4.1 or 2.4 are greater than or different from those specified in the Section 4.6 Certificate.

(d)        If the Company shall for any reason fail to deliver to Executive a Section 4.6 Certificate in compliance with this Section within 30 days after the Company’s receipt of Executive’s written demand therefor, Executive’s determination of the amount and nature of payments or other benefits due to Executive (i) pursuant to Section 4.1 and set forth in an Executive’s Severance Determination (as defined below) or (ii) pursuant to Section 2.4 and set forth in an Executive’s Deferred Compensation Determination (as defined below) shall be conclusive and binding for all purposes of this Agreement unless the Company shall establish, by clear and convincing evidence, that Executive’s Severance Determination or Executive’s Deferred Compensation Determination, as applicable, is incorrect and that a different amount (which may be zero or a positive amount) or nature of payments or other benefits is correct.  “Executive’s Severance Determination” means an opinion of nationally recognized executive compensation counsel to the effect that the amount and nature of severance and other benefits due to Executive pursuant to Section 4.1 is the amount and nature that a court of competent jurisdiction, based on a final judgment not subject to further appeal, is most likely to decide to have been calculated in accordance with this Agreement and applicable law.  “Executive’s Deferred Compensation Determination” means an opinion of nationally recognized executive compensation counsel to the effect that the amount of payments due to Executive pursuant to Section 2.4 is the amount that a court of competent jurisdiction, based on a final judgment not subject to further appeal, is most likely to decide to have been calculated in accordance with this Agreement and applicable law.

ARTICLE V.
REDUCTIONS IN  PAYMENTS BY THE COMPANY

5.1       Reduction of Potential Parachute Payments.

(a)        If it is determined by Allstate’s independent auditors that any monetary or other benefit received or deemed received by Executive from the Company or any Affiliate pursuant to this Agreement or otherwise, whether or not in connection with a Change of Control (such monetary or other benefits collectively, the “Potential Parachute Payments”), is or will become subject to any excise tax under Section 4999 of the Code or any similar tax under any United States federal, state, local or other law other than Section 409A of the Code (such excise tax and all such similar taxes collectively, “Excise Taxes”), and reducing the Potential Parachute Payments would increase the aggregate amount received by Executive (after taking into consideration the payment of all income and Excise Taxes that would be owing as the result of the Potential Parachute Payments) the Company shall reduce the Potential Parachute Payments by the amount necessary to maximize such amounts for Executive.  The reduction in Potential Parachute Payments will be determined on an after-tax basis in the following order:

(i) all amounts that are not deferred compensation for purposes of Section 409A of the Code, and

(ii) all amounts that are deferred compensation for purposes for Section 409A of the Code,

in each case such amounts to be reduced in the order that results in the greatest reduction in the amount valued as a “parachute payment” as that term is used in Section 280G of the Code and that results in the least economic impact to Executive as determined by Allstate’s independent auditors.

(b)        For purposes of determining the amount of an Executive’s Change in Control Benefits on an after-tax basis, the Executive shall be deemed to be subject to the highest effective marginal rate of Taxes.

5.2       Determination by Auditors.  The determination of Allstate’s independent auditors described in Section 5.1(a), including the detailed calculations of the amounts of the Potential Parachute Payments,  and the assumptions relating thereto, shall be set forth in a written certificate of such auditors (the “Company Certificate”) delivered to Executive.  Executive or the Company may at any time request the preparation and delivery to Executive of a Company Certificate.  The Company shall cause the Company Certificate to be delivered to Executive as soon as reasonably possible after such request.

ARTICLE VI.
EXPENSES AND INTEREST

6.1         Legal and Other Expenses.

(a)        If Executive incurs legal fees or other expenses (including expert witness and accounting fees) in an effort to determine, secure, preserve, establish entitlement to, or obtain benefits under this Agreement (collectively, “Legal and Other Expenses”), the Company shall, regardless of the outcome of such effort, pay or reimburse Executive for such Legal and Other Expenses in accordance with Section 6.1(b).

(b)        All Legal and Other Expenses shall be paid or reimbursed on a monthly basis within 10 days after Allstate’s receipt of Executive’s written request accompanied by evidence that such Legal and Other Expenses were incurred.

(c)        If Executive does not prevail (after exhaustion of all available judicial remedies) in respect of a claim by Executive or by the Company hereunder, and the Company establishes before a court of competent jurisdiction, by clear and convincing evidence, that Executive had no reasonable basis for his claim hereunder, or for his response to the Company’s claim hereunder, or acted in bad faith, no further payment of or reimbursement for Legal and Other Expenses shall be due to Executive in respect of such claim and Executive shall refund any amounts previously paid or reimbursed hereunder with respect to such claim.

6.2       Interest.  If the Company does not pay an amount due to Executive under this Agreement within five business days after such amount first became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to 200 basis points above the base commercial lending rate published in The Wall Street Journal in effect from time to time during the period of such nonpayment.

ARTICLE VII.
NO SET-OFF OR MITIGATION

7.1         No Set-off by Company.  Executive’s right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and subject to no set-off, counterclaim or legal or equitable defense.  Time is of the essence in the performance by the Company of its obligations under this Agreement.  Any claim that the Company may have against Executive, whether for a breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by Executive to enforce any rights against the Company under this Agreement, except if (i) the Company’s claim is determined by a court to be a compulsory counterclaim under applicable law or (ii) if a court determines that the Company would otherwise be materially prejudiced if its claim were to be brought in a separate action.

7.2         No Mitigation.  Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement by seeking new employment or self-employment following termination.  Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts that may be paid or payable to Executive as the result of Executive’s employment by another employer or self-employment.

ARTICLE VIII.
RESTRICTIVE COVENANTS

8.1         Non-Competition.  If Executive remains employed by the Company on the Effective Date, Executive shall not at any time during the period beginning on the Effective Date and ending on the first anniversary of the Termination Date, directly or indirectly, in any capacity:

(a)        engage or participate in, become employed by, serve as a director of, or render advisory or consulting or other services in connection with, any Competitive Business; provided, however, that this Section 8.1(a) shall not preclude Executive from being an employee of, or consultant to, any business unit of a Competitive Business if (i) such business unit does not qualify as a Competitive Business in its own right and (ii) Executive does not have any direct or indirect involvement in, or responsibility for, any operations of such Competitive Business that cause it to qualify as a Competitive Business; or

(b)        make or retain any financial investment, whether in the form of equity or debt, or own any interest, in any Competitive Business; provided, however, that nothing in this subsection shall restrict Executive from making an investment in any Competitive Business if such investment (i) represents no more than 1% of the aggregate market value of the outstanding capital stock or debt (as applicable) of such Competitive Business, (ii) does not give Executive any right or ability, directly or indirectly, to control or influence the policy decisions or management of such Competitive Business, and (iii) does not create a conflict of interest between Executive’s duties under this Agreement and his interest in such investment.

8.2         Non-Solicitation.  If Executive remains employed by the Company on the Effective Date, Executive shall not at any time during the period beginning on the Effective Date and ending on the first anniversary of the Termination Date, directly or indirectly:

(a)        other than in connection with the good-faith performance of his duties as an officer of the Company, encourage any employee or agent of the Company to terminate his relationship with the Company;

(b)        employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser, of any employee or agent of the Company (other than by the Company or its Affiliates), or cause or encourage any Person to do any of the foregoing;

(c)        establish (or take preliminary steps to establish) a business with, or encourage others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company; or

(d)        interfere with the relationship of the Company with, or endeavor to entice away from the Company, any Person who or which at any time during the period commencing one year prior to the Agreement Date was or is a material customer or material supplier of, or maintained a material business relationship with, the Company.

8.3         Reasonableness of Restrictive Covenants.

(a)        Executive acknowledges that the covenants contained in Sections 8.1 and 8.2 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company’s relationships with its employees, customers and suppliers.  Executive further acknowledges such covenants are essential elements of this Agreement and that, but for such covenants, the Company would not have entered into this Agreement.

(b)        The Company and Executive have each consulted with their respective legal counsel and have been advised concerning the reasonableness and propriety of such covenants.  Executive acknowledges that his observance of the covenants contained in Sections 8.1 and 8.2 will not deprive him of the ability to earn a livelihood or to support his dependents.

8.4         Right to Injunction; Survival of Undertakings.

(a)        In recognition of the necessity of the limited restrictions imposed by Sections 8.1 and 8.2, the parties agree that it would be impossible to measure solely in money the damages that the Company would suffer if Executive were to breach any of his obligations under such Sections.  Executive acknowledges that any breach of any provision of such Sections would irreparably injure the Company.  Accordingly, Executive agrees that the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any actual breach, or threatened breach, of such provisions, and Executive hereby waives any right to assert any defense that the Company has an adequate remedy at law for any such breach.

(b)        If a court determines that any of the covenants included in this Article VIII is unenforceable in whole or in part because of such covenant’s duration or geographical or other scope, such court may modify the duration or scope of such provision, as the case may be, so as to cause such covenant as so modified to be enforceable.

(c)        All of the provisions of this Article VIII shall survive any Termination of Employment without regard to (i) the reasons for such termination or (ii) the expiration of the Agreement Term.

8.5         Non-Disparagement.  If Executive remains employed by the Company on the Effective Date, Executive shall not at any time during the two-year period commencing on the Termination Date (a) make any written or oral statement that brings the Company or any of its then-current or former employees, officers or agents into disrepute, or tarnishes any of their images or reputations or (b) publish, comment on or disseminate any statements suggesting or accusing the Company or any of its then-current or former agents, employees or officers of any misconduct or unlawful behavior.  This Section shall not be deemed to be breached by testimony of Executive given in any judicial or governmental proceeding that Executive reasonably believes to be truthful at the time given or by any other action of Executive that he reasonably believes is taken in accordance with the requirements of applicable law or administrative regulation.

ARTICLE IX.
NON-EXCLUSIVITY OF RIGHTS

9.1         Waiver of Certain Other Rights.  To the extent that Executive shall have received severance payments or other severance benefits under any other Plan or agreement of the Company prior to receiving severance payments or other severance benefits pursuant to Article IV, the severance payments and other severance benefits under such other Plan or agreement shall reduce (but not below zero) the corresponding severance payments or other severance benefits to which Executive shall be entitled under Article IV.  To the extent that Executive receives payments or other benefits pursuant to Article IV, Executive hereby waives the right to receive a corresponding amount of future severance payments or other severance benefits under any other Plan or agreement of the Company.  To the extent that Executive receives payments pursuant to Section 4.1(b), Executive hereby waives the right to receive payments or other benefits under any Non-Qualified Plan that have accrued as of the Termination Date.  To the extent that Executive received payments or other benefits pursuant to Section 4.1(a)(ii) or (iii),  Executive hereby waives the right to receive any Annual Bonus or LTIP Bonus payments with respect to the Annual Performance Period or LTIP Performance Periods in effect as of the Termination Date.

9.2         Other Rights.  Except as expressly provided in Section 9.1, this Agreement shall not prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other Plans provided by the Company and for which Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as Executive may have under any other agreements with the Company.  Amounts that are vested benefits or which Executive is otherwise entitled to receive under any Plan and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such Plan or applicable law except as expressly modified by this Agreement.

ARTICLE X.
MISCELLANEOUS

10.1        No Assignability.  This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

10.2        Successors.  This Agreement shall inure to the benefit of and be binding on the Company and its successors and assigns.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Any successor to the business or assets of the Company that assumes or agrees to perform this Agreement by operation of law, contract, or otherwise shall be jointly and severally liable with the Company under this Agreement as if such successor were the Company.

10.3        Payments to Beneficiary.  If Executive dies before receiving amounts to which Executive is entitled under this Agreement, such amounts shall be paid in a lump sum to one or more beneficiaries designated in writing by Executive (each, a “Beneficiary”), or if none is so designated, to Executive’s estate.

10.4        Non-Alienation of Benefits.  Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by Executive, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.

10.5        No Deference.  Unless otherwise expressly provided in this Agreement, no determination pursuant to, or interpretation of, this Agreement made by the board of directors (or any committee thereof) of Allstate or any Successor Corporation shall be entitled to any presumptive validity or other deference in connection with any judicial or administrative proceeding relating to or arising under this Agreement.

10.6        Severability.  If any one or more Articles, Sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any Article, Section or other portion not so declared to be unlawful or invalid.  Any Article, Section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such Article, Section or other portion to the fullest extent possible while remaining lawful and valid.

10.7        Amendments.  This Agreement shall not be amended or modified except by written instrument executed by Executive, Allstate and AIC.

10.8        Notices.  All notices and other communications under this Agreement shall be in writing and delivered by hand, by nationally recognized delivery service that promises overnight delivery, or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive, to Executive at his most recent

home address on file with the Company.

If to Allstate or AIC:

The Allstate Corporation

2775 Sanders Road

Northbrook, Illinois  60062

Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing.  Notice and communications shall be effective when actually received by the addressee.

10.9       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

10.10     Governing Law.  This Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois, without regard to its choice of law principles.

10.11     Captions.  The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.

10.12     Number and Gender.  Wherever appropriate, the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine.

10.13     Tax Withholding.  The Company may withhold from any amounts payable under this Agreement any Taxes that are required to be withheld by any applicable law or regulation.

10.14     No Waiver.  Executive’s failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement.  A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default in any such provision shall not be deemed a waiver of any later default thereof or of any other provision.

10.15     Joint and Several Liability.  The obligations of Allstate and AIC to Executive under this Agreement shall be joint and several.

10.16     No Rights Prior to Effective Date.  Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not entitle Executive to any compensation, severance or other benefits of any kind prior to an Effective Date.

10.17     Six-month Delay.  Any payment considered to be deferred compensation under Section 409A of the Code and not subject to an exception or exemption thereunder, shall not be paid to Executive prior to the first business day following the date that is six (6) months after the date of Executive’s Termination of Employment.  Any payments that would otherwise have been made to Executive during such six (6) month period shall instead be aggregated and not paid to Executive prior to the first business day following the date that is six (6) months after the date of  Executive’s Termination of Employment.  Any payments subject to a six-month delay shall be paid with interest which shall accrue from the date such payment became due and owing until the date of payment at an annual rate equal to 200 basis points above the base commercial lending rate published in The Wall Street Journal in effect from time to time during the six-month delay period.  Any payments scheduled to be made after the date that is six (6) months after the Termination of Employment shall be paid to Executive in accordance with the other provisions of this Agreement or applicable plan.

10.18     Interpretation to Avoid 409A Penalties.  This Agreement is intended to comply with the provisions of Section 409A of the Code so as to avoid the imposition of excise taxes and penalties on the Executive under Section 409A of the Code.  The Agreement shall be interpreted, construed and administered consistent with that intent.

10.19     Entire Agreement.  This Agreement contains the entire understanding of Allstate, AIC and Executive with respect to its subject matter.

IN WITNESS WHEREOF, Executive, Allstate and AIC have executed this Change of Control Employment Agreement as of the date first above written.

EXECUTIVE

[insert name of Executive]

THE ALLSTATE CORPORATION

By:
Title:

ALLSTATE INSURANCE COMPANY

By:
Title: